Exhibit 12

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

March 18, 2024

BlackRock TCP Capital Corp.
2951 28th Street, Suite 1000
Santa Monica, CA 90405

BlackRock Capital Investment Corporation
50 Hudson Yards
New York, NY 10001

Re:	Certain U.S. Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to each of BlackRock TCP Capital Corp., a Delaware corporation (“Acquiring”) and BlackRock Capital Investment Corporation, a Delaware corporation (“Target”), in connection with the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 10, 2024, by and among Acquiring, Target, BCIC Merger Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Acquiring (“Merger Sub”),  and, solely for the limited purposes set forth therein, Tennenbaum Capital Partners, LLC, a Delaware limited liability company, and BlackRock Capital Investment Advisors, LLC, a Delaware limited liability company (collectively, “Advisor”), which, among other things, provides for the merger (the “Merger”) of Target with and into Merger Sub, with Merger Sub continuing as the surviving entity in the Merger and with holders of shares of common stock of Target receiving, in exchange for such common stock, solely shares of common stock of Acquiring (other than cash paid in lieu of any fractional shares of Acquiring common stock that a holder of shares of Target common stock would otherwise have been entitled to receive), as described in the Post-Effective Amendment No. 1 to the Registration Statement (File No. 333-274897) of Acquiring, on Form N-14 filed on January 11, 2024, with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). This opinion is being delivered pursuant to Sections 8.2(e) and 8.3(e) of the Merger Agreement.

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Registration Statement, the representation letters of officers of Acquiring and Target (each a “Representation Party,” and together, the “Representation Parties”) delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

BlackRock TCP Capital Corp.
BlackRock Capital Investment Corporation
March 18, 2024

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Representation Parties, and we have assumed that such statements and representations, including those set forth in the Representation Letters, are and will continue to be true and correct without regard to any qualification as to knowledge, belief, intent, or otherwise.

In rendering our opinion, we have assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement and that none of the terms or conditions contained therein will be waived or modified and (ii) the Merger Agreement, the Registration Statement and the Representation Letters accurately reflect the facts relating to each of the Representation Parties and the Merger.  Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, warranties and agreements set forth in the documents referred to above, including those set forth in the Representation Letters.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect).  A change in the authorities upon which our opinion is based could affect the conclusions expressed herein.  There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

BlackRock TCP Capital Corp.
BlackRock Capital Investment Corporation
March 18, 2024

Except as set forth above, we express no other opinion.  This opinion has been prepared for you solely in connection with the closing of the Merger and may not be relied upon by any other person without our prior written consent.  No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual  developments, would not adversely affect the accuracy of the conclusion stated herein.  This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP